EXHIBIT 11
                                CENTURYTEL, INC.
                       COMPUTATIONS OF EARNINGS PER SHARE
                                   (UNAUDITED)

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                                                            Three months
                                                           ended March 31,
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                                                       1999              1998
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                                                    (Dollars, except per share
                                                        amounts, and shares
                                                           in thousands)

Income (Numerator):
Net income                                         $  61,105           57,694
Dividends applicable to preferred stock                 (102)            (102)
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Net income applicable to common stock                 61,003           57,592
Dividends applicable to preferred stock                  102              102
Interest on convertible securities, net of taxes          63               93
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Net income as adjusted for purposes of
  computing diluted earnings per share             $  61,168           57,787
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Shares (Denominator)*:
Weighted average number of shares:
   Outstanding during period                         138,594          137,043
   Employee Stock Ownership Plan shares not
     committed to be released                           (508)            (601)
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Number of shares for computing basic
  earnings per share                                 138,086          136,442

Incremental common shares attributable to
  dilutive securities:
   Conversion of convertible securities                1,019            1,273
   Shares issuable under stock option plan             1,923            1,661
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Number of shares as adjusted for purposes of
  computing diluted earnings per share               141,028          139,376
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Basic earnings per share*                          $     .44              .42
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Diluted earnings per share*                        $     .43              .41
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* Reflects March 1999 stock split.  See Note 4
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